Exhibit 6.16

7.2018 ecommerce worldpay BANK CARD MERCHANT AGREEMENT This Bank Card Merchant Agreement is made among WORLDPAY, LLC (“Processor”) having its principal office at 8500 Governors Hill Drive, Symmes Township, OH 45249-1384, the Member Bank and SlideBelts, Inc. (“Merchant”) having its principal office at 4818 Golden Foothill Pkwy, Unit 9, El Dorado Hills, CA 95762 USA. Processor, Member Bank and Merchant hereby agree as follows: I. Processor and/or Member Bank participates in programs affiliated with MasterCard, VISA, Discover, and Other Networks which enable holders of Cards to purchase goods and services from selected merchants located in the United States by use of their Cards. II. Merchant wishes to participate in the MasterCard, VISA, Discover, and the Other Networks systems at its United States locations by entering into contracts with Cardholders for the sale of goods and services through the use of Cards. NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties agree as follows: 1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below: Account shall mean an open checking account at Fifth Third Bank or its affiliate, or at another financial institution acceptable to Processor which Processor or its agent can access through the ACH system. Account Change means a change in the Account or the financial institution where the Account is located. ACH shall mean the Federal Reserve's Automated Clearing House ("ACH") system. Agreement means this Bank Card Merchant Agreement, the Merchant Price Schedule, and each exhibit, schedule, and addendum attached hereto or referencing this Agreement, as well as all documents and other materials incorporated herein by reference. Association means VISA, MasterCard, Discover, or any Other Network, as the same are defined herein. Cards shall mean MasterCard, VISA, Discover and Other Network cards, account numbers assigned to a cardholder, or other methods of payment accepted by Processor, for which pricing is set forth in the Agreement. Cardholder shall mean any person authorized to use the Cards or the accounts established in connection with the Cards. Data Incident shall mean any alleged or actual compromise, unauthorized access, disclosure, theft, or unauthorized use of Card or Cardholder information, regardless of cause, including without limitation, a breach of or intrusion into any system, or failure, malfunction, inadequacy, or error affecting any server, wherever located, or hardware or software of any system, through which Card information resides, passes through, and/or could have been compromised. Discover shall mean Discover Financial Services, LLC. Event of Default shall mean each event listed in Section 13. Float Event shall mean a circumstance where Processor, for whatever reason, advances settlement or any amounts and/or delays the assessment of any fees. Force Majeure Event shall mean, labor disputes, fire, weather or other casualty, power outages, and funding delays, however caused, governmental orders or regulations, or any other cause, whether similar or dissimilar to the foregoing, beyond Processor’s reasonable control. Initial Term shall mean 5 years from the 1st day of the calendar month following the later of the date Processor executes this Agreement or the first date that all of Merchant’s locations receive the Services from Processor. MasterCard shall mean MasterCard International, Inc. Member Bank (also known as Acquirer) shall mean a member of VISA, MasterCard and/or Other Networks, as applicable, that provides sponsorship services in connection with this Agreement. As of the commencement of this Agreement, the Member Bank shall be Fifth Third Bank, an Ohio banking corporation. Merchant Supplier shall mean a third party other than Processor or Member Bank used by Merchant in connection with the Services received hereunder, including but not limited to, Merchant’s software providers, equipment providers, and/or third party processors. Operating Regulations means the by-laws, operating regulations and/or all other rules, policies and procedures of VISA, MasterCard, Discover, and/or Other Networks as in effect from time to time. Other Network shall mean any network or card association other than VISA, MasterCard, or Discover that is identified in the Merchant Price Schedule and in which Merchant participates hereunder. PCI shall mean the Payment Card Industry Data Security Standard. Rules Summary means the Bank Card Merchant Rules and Regulations, which are incorporated into this Agreement by reference Service shall mean any and all services described in, and provided by Processor pursuant to, this Agreement. Service Delivery Process means Processor’s then standard methods of communication, service and support, including but not limited to communication via an online Merchant portal, email communication, statement notices, other written communications, etc. VISA shall mean VISA USA, Inc. 2. Rules Summary; Operating Regulations. Merchant acknowledges receipt and review of the Rules Summary, which are incorporated into this Agreement by reference. Merchant agrees to fully comply with all of the terms and obligations in the then current Rules Summary, as changed or updated by Processor from time to time, at Processor’s sole reasonable discretion with notice in accordance with the Service Delivery Process. The Rules Summary is a summary of key Operating Regulations that govern this Agreement. In the event there is a change in the Rules Summary by Processor that is not related to or based on a corresponding Association rule or requirement, such provision will not be binding on Merchant. Merchant agrees to participate in the Associations in compliance with, and subject to, the Operating Regulations. Without limiting the foregoing, Merchant agrees that it will fully comply with any and all confidentiality and security requirements of the USA Patriot Act (or similar law, rule or regulation), VISA, MasterCard, Discover, and/or Other Networks, including but not limited to PCI, the VISA Cardholder Information Security Program, the MasterCard Site Data Protection Program, and any other program or requirement that may be published and/or mandated by the Associations. Should any Operating Regulation(s) not be publicly available or otherwise made available to the Merchant, such unavailability shall not alter or limit Merchant’s obligation to comply with the Operating Regulations. Notwithstanding Processor’s assistance in understanding the Operating Regulations, Merchant expressly acknowledges and agrees that it is assuming the risk of compliance with all provisions of the Operating Regulations, regardless of whether Merchant has possession of those provisions. Both MasterCard and VISA make excerpts of their respective Operating Regulations available on their internet sites. Merchant acknowledges responsibility for any liability resulting from its decision not to participate in optional Association programs, including but not limited to any increased Data Incident liability resulting from its decision not to participate in an Association EMV program. In the event Merchant chooses to participate in an optional Association program, including but not limited to an EMV program, Merchant acknowledges and agrees that it shall be responsible for (i) ensuring compliance with any applicable program requirements and/or Operating Regulations applicable to such program, including but not limited to making any updates to its point of sale equipment and (ii) any cost associated with its participation in the applicable program, including any costs assessed to Merchant by Processor. 3. Application; Change in Business. Merchant represents that all information supplied by Merchant in connection with its application or other request for services is complete and accurate. In accordance with Section 326 of the USA Patriot Act, Processor is required to review and record information from the documents used in identifying new merchant customers. The preceding sentence is intended to inform Merchant of Processor’s procedures and of Processor’s Confidential Page 1 of 11 BCMA —SlideBelts, Inc..r0

responsibility under the USA Patriot Act. Merchant agrees to provide Processor with 30 days prior written notice of Merchant’s intent to change its business form or entity in any manner (e.g. a change from a limited liability company to a corporation), and/or of Merchant’s intent to sell its stock or assets to another entity. 4. Card Acceptance. Merchant must accept all Cards and complete all Card transactions in accordance with the Operating Regulations. In the event Processor for whatever reason is unable to obtain, or due to system delays chooses not to wait to obtain, authorization from an Association, Processor may at its option "stand-in" for such entities and authorize the sales transaction based on criteria established by Processor, and Merchant remains responsible for such sales transaction in accordance with this Agreement. Merchant has identified to Processor the products and/or services for which it intends to accept Cards as payment. Merchant agrees that it shall only complete and deliver to Processor sales transactions produced as the direct result of bona fide sales made by Merchant to Cardholders for such identified products and/or services, unless otherwise agreed by Processor in writing 5. Transaction Processing. Processor or Member Bank will initiate payment to Merchant of the total face amount of each sales transaction acquired and accepted hereunder, subject to the terms and conditions of this Agreement, the Operating Regulations, and applicable law, after Processor receives payment for such sales transactions. Unless otherwise agreed to in writing by Processor, Merchant shall electronically deliver to Processor and in a format acceptable to Processor all credit vouchers and sales transaction records within 2 business days after the applicable transaction date (or such shorter period as determined by the applicable Association), except (i) in the case of a delayed merchandise delivery, when the sales transaction record shall be delivered within 2 business days of the merchandise delivery or (ii) as specified otherwise in the Operating Regulations. Merchant agrees that it shall deliver sales transaction records to Processor at least every business day. The preparation and delivery to Processor by Merchant of sales transactions shall constitute an endorsement to Processor by Merchant of each sales transaction, and Merchant authorizes Processor or its representative to place Merchant's endorsement on any sales transaction at any time. Processor may refuse to acquire any sales transaction or claim the amount of which, in whole or in part, it could charge back to the Merchant pursuant to this Agreement, if it had acquired the sales transaction or claim. Merchant acknowledges and agrees that Processor is not responsible for any action or inaction taken by the financial institution or other entity that issued the Card(s) to the Cardholder or the processor of such Card(s). Merchant agrees that Processor may set off any amounts due to Processor from amounts owed to Merchant, including but not limited to any amounts owed to Merchant from Processor and/or any of its affiliate(s). 6. Exception Items. Merchant agrees to reacquire and pay Processor the amount of any sales transaction, and Processor shall have the right at any time to charge Merchant's Account therefore with notice via Processor’s Service Delivery Process, for any return, chargeback, compliance case, any other Association action, or if the extension of credit for merchandise sold or services or sales transactions performed was in violation of law or the rules or regulations of any governmental agency, federal, state, local or otherwise; or if Processor has not received payment for any sales transaction, notwithstanding Processor’s prior payment to Merchant for such sales transaction pursuant to Section 5 above or any other section. Not limiting the generality of the foregoing, Merchant agrees that any operational and/or other Services performed on behalf of Merchant, including but not limited to, production of facsimile drafts in response to copy requests, response to compliance cases, augmentation of Merchant data for interchange, transaction stand-in, digital draft storage and retrieval, etc. shall in no way affect Merchant's obligations and liability in this Agreement including those in the foregoing sentence. Merchant may instruct Processor in the defense of chargebacks, compliance cases and similar actions, and Merchant agrees that it will promptly provide any such instructions to Processor. When Processor has determined it has all necessary information and instructions, Merchant hereby authorizes Processor to resolve chargebacks and respond to retrieval requests and other inquiries without further consulting Merchant. 7. Merchant Suppliers. Merchant may use one or more Merchant Suppliers in connection with the Services and/or the processing of some or all of its Card transactions. In no event shall Merchant use a Merchant Supplier unless such Merchant Supplier is compliant with PCI and/or the Payment Application Data Security Standard (“PA-DSS”), depending on the type of Merchant Supplier, as required by the Operating Regulations. Merchant acknowledges and agrees that Merchant shall cause its Merchant Supplier to complete any steps or certifications required by any Association (e.g., registrations, PA-DSS, PCI, audits, etc.). Merchant shall cause its Merchant Supplier to cooperate with Processor in completing any such steps or certifications (if applicable), and in performing any necessary due diligence on such Merchant Supplier. Merchant shall be solely responsible for any and all applicable fees, costs, expenses and liabilities associated with such steps, registrations, and certifications. Merchant shall bear all risk and responsibility for conducting Merchant’s own due diligence regarding the fitness of any Merchant Supplier(s) for a particular purpose and for determining the extent of such Merchant Supplier’s compliance with the Operating Regulations and applicable law. Merchant expressly agrees that Processor shall in no event be liable to Merchant or any third party for any actions or inactions of any Merchant Supplier used by Merchant, even if Processor introduced and/or recommended the use of such Merchant Supplier to Merchant, or never objected to the use of such Merchant Supplier, and Merchant hereby expressly assumes all such liability. 8. Cardholder Information. Merchant shall not disclose, sell, purchase, provide, or exchange Cardholder name, address, account number or other information to any third party other than to Processor or an Association for the purpose of completing a sales transaction unless specifically permitted by the Operating Regulations. Merchant represents and warrants that neither it nor its Merchant Supplier shall retain or store any portion of the magnetic-stripe data subsequent to the authorization of a sales transaction, nor any other data prohibited by the Operating Regulations and/or this Agreement. Processor acknowledges responsibility for payment card data on its proprietary systems. Processor will (i) maintain its PCI-DSS certification and (ii) be validated as a PCI-DSS compliant service provider. In the event Processor is deemed not to be in compliance with PCI-DSS, Processor shall make commercially reasonable efforts to become compliant and maintain compliance thereafter. As of the execution of the Agreement, PCI-DSS information and standards can be found at the Payment Card Industry Security Council website at https://www.pcisecuritystandards.org/index.htm. 9. Term. The term of this Agreement shall commence the date Processor executes this Agreement, and shall continue for the Initial Term as defined in Section 1 of this Agreement. Except as hereafter provided, unless either party gives written notice to the other party at least 90 days prior to the expiration of any term, the Agreement including all addenda, schedules and exhibits hereto or referencing this Agreement shall automatically renew for subsequent 2 year terms. All obligations of Merchant incurred or existing under this Agreement as of the date of termination, shall survive such termination. 10. Processor Fees. Merchant agrees to pay Processor the fees, expenses and all other amounts set forth in the Agreement including, but not limited to, the Merchant Price Schedule. Processor may change or add fees and/or charges upon notice to Merchant via Processor’s Service Delivery Process, and such fees and/or charges shall be immediately payable by Merchant when assessed by Processor. In the event Processor changes or adds its fees and/or charges pursuant to the immediately preceding sentence ("Fee Change"), Merchant may, subject to the following provisions, terminate the Agreement upon 60 days advance written notice to Processor provided Processor receives such written notice from Merchant of its intention to so terminate within 90 days of the date the Fee Change becomes effective. Upon Processor's receipt of Merchant's written notice pursuant to the immediately preceding sentence, Processor shall have 30 days to rescind or waive the Fee Change, and, in the event Processor elects to rescind or waive the Fee Change, Merchant shall not have the right to terminate this Agreement as a result of the Fee Change and this Agreement shall remain in full force and effect notwithstanding Merchant's written notice to terminate. Merchant acknowledges and agrees that this Section shall not be intended or construed to permit Merchant to terminate the Agreement as a result of a change or increase in fees from third parties and/or in pass through fees as referenced in this Agreement or the Merchant Price Schedule. At Merchant’s request, Processor may, in its sole discretion, establish multiple Merchant billing definitions on its system, and in such event Processor shall assess all applicable fees separately and independently with respect to each such billing definition. 11. Third Party Assessments. Notwithstanding any other provision of this Agreement, Merchant shall be responsible for all amounts imposed or assessed to Merchant and/or Processor in connection with this agreement by third parties such as, but not limited to, Associations and Merchant Suppliers (including telecommunication companies), to the extent that such amounts are not the direct result of the gross negligence or willful misconduct of Processor. Such amounts include, but are not limited to, fees, fines, assessments, penalties, loss allocations, etc. Any changes or increases in such amounts shall automatically become effective upon notice to Merchant via Processor’s Service Delivery Process and shall be immediately payable by Merchant when assessed by Processor. In the event of a Float Event, Processor reserves the right to assess to Merchant, and Merchant shall pay to Processor, a cost of funds associated with the Float Event (which Processor may at its option assess as a transaction surcharge), the amount of which shall be determined by Processor in its reasonable discretion, and which may be changed by Processor from time to time, and such cost of funds shall be

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effective as of the start of the Float Event and shall be immediately payable by Merchant when assessed by Processor. 12. Exclusivity. Processor and Member Bank reserve the right to enter into other agreements pertaining to the Services with others including without limitation other merchants. The parties agree that Processor shall be the exclusive provider of the Services to Merchant at all of its locations. 13. Default. The following events shall be considered an "Event of Default": (i) Merchant becomes subject to any voluntary or involuntary bankruptcy, insolvency, reorganization or liquidation proceeding, a receiver is appointed for Merchant, or Merchant makes an assignment for the benefit of creditors, or admits its inability to pay its debts as they become due; or (ii) Merchant fails to pay or reimburse the fees, expenses or charges referenced herein when they become due; or (iii) Merchant is in default of any terms or conditions of this Agreement whether by reason of its own action or inaction or that of another; or (iv) Processor reasonably believes that there has been a material deterioration in Merchant's financial condition; or (v) any standby letter of credit, if and as may be required pursuant to Section 20, will be cancelled, will not be renewed, or is not in full force and effect; or (vi) Merchant ceases to do business as a going concern, or there is a change in ownership of Merchant which changes the identity of any person or entity having, directly or indirectly, more than 30% of either the legal or beneficial ownership of Merchant. Upon the occurrence of an Event of Default, Processor may at any time thereafter terminate this Agreement by giving Merchant written notice thereof. However, except in instances where immediate termination is required by any Association or if Member Bank and/or Processor reasonably believe that the Event of Default poses material risk to either of them or involves a violation of applicable law, Merchant will have 30 days following Processor’s notice to cure an Event of Default under Section (ii), (iii), (iv) or (v) prior to termination under this Section. Termination of Merchant for any reason shall not relieve Merchant from any liability or obligation to Processor. If, prior to the date on which the then current term of this Agreement is scheduled to expire, either this Agreement is terminated by Processor as specifically permitted by this Agreement, or Merchant for any reason discontinues receiving the Services from Processor (except as may be specifically permitted by this Agreement), Merchant shall be liable to Processor for liquidated damages in an amount equal to the average monthly revenue (which does not include interchange and other Association fees) payable to Processor as a result of this Agreement for the three calendar months in which such revenue was the highest during the preceding 12 calendar months, or such shorter period if this Agreement has not been in effect for 12 months, multiplied by the number of months remaining during the then current term of this Agreement. Merchant recognizes and agrees that the liquidated damages are fair and reasonable because it is not possible to establish the actual increase in volume and activity by Merchant during the term of this Agreement. Merchant shall also reimburse Processor for any damage, loss or expense incurred by Processor as a result of a breach by Merchant, including any damages set forth in any addendum and/or schedule and/or exhibit hereto and including all past due, unpaid and/or future invoices for services rendered by Processor in connection with this Agreement. All such amounts shall be due and payable by Merchant upon demand. Processor shall also have the option to require Merchant to reacquire all outstanding sales transactions acquired by Processor hereunder. In addition to, and not in limitation of the foregoing, Processor may refuse to provide the Services in the event it has not been paid for the Services as provided herein. 14. Processor Nonperformance. In the event Merchant, in good faith, reasonably believes that Processor has substantially failed to provide the Services, other than as a result of (i) a failure by Merchant (or any Merchant Supplier, or other third party acting at the request of or on behalf of Merchant) to perform any obligation under the Agreement, or to provide accurate data to Processor upon which Processor is dependent to provide accurate and timely Services to Merchant, or (ii) any Force Majeure Event, Merchant agrees to notify Processor in writing within 30 days of the date upon which such failure first occurred. Merchant agrees that such notice shall be sent in accordance with the terms of this Agreement, and shall specifically describe the nature of such failure by Processor, specify the date such failure first occurred and specifically reference this Section. Processor will attempt to resolve such failure within 30 days of Processor's actual receipt of such notice from Merchant. Should Processor not resolve such failure within the cure period described in the foregoing sentence, Merchant may terminate this Agreement upon 90 days prior written notice to Processor, provided Processor actually receives such notice of termination within 30 days after the end of such cure period. 15. Taxes. Any sales, use, excise or other taxes (other than Processor's income taxes) payable in connection with or attributable to the Services provided to the Merchant per this Agreement shall be paid by Merchant. Processor may, but shall not have the obligation to, pay such taxes In the event Processor pays such taxes, Merchant shall immediately reimburse Processor or Processor may, at Processor's sole option, charge Merchant's Account. 16. Binding on Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by Merchant, in whole or in part, without the prior written consent of Processor, which will not be unreasonably delayed or withheld. Merchant will remain liable for any amounts owed under this Agreement after an unauthorized transfer or assignment by Merchant, even if Processor continues to provide Services to such transferee or assignee. This Agreement is for the benefit of, and may be enforced only by, Processor and Merchant and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party. 17. Notices. All notices, requests, demands and other communications to be delivered hereunder unless specified otherwise herein shall be in writing and shall be delivered by nationally recognized overnight carrier, registered or certified mail, postage prepaid, to the following addresses: (i) if to Processor: Worldpay, LLC, 8500 Governors Hill Drive, Mail Drop 1GH1Y1, Symmes Township, OH 45249-1384, Attention: General Counsel/Legal Department; (ii) if to Merchant: to the Merchant address provided above, Attention President/Owner; or to such other address or to such other person as either party shall have last designated by written notice to the other party. Notices, etc., so delivered shall be deemed given upon receipt. 18. Unenforceable Provision. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby. 19. Payment. Merchant shall always maintain an open Account. Merchant irrevocably authorizes Processor to debit and/or credit the Account to settle any and all fees and other amounts due Processor under this Agreement, and such authority shall remain in effect for a period of 1 calendar year following the date of termination of this Agreement, regardless of whether Merchant has notified Processor of an Account Change as defined below. Merchant shall always maintain the Account with sufficient cleared funds to meet its obligations under this Agreement. In the event Merchant desires an Account Change, Merchant shall give Processor 30 days prior written notice in accordance with the provisions of Section 17 of any such change, and Processor shall use reasonable commercial efforts to effect such Account Change; however, such Account Change shall not be effective until the date on which Processor actually makes such Account Change on Processor’s system. In no event shall Processor have any liability for any amounts directed to an Account that has been designated by any purported representative of Merchant or its Merchant Supplier at any time during the term of this Agreement, regardless of any Account Change. Member Bank and Processor are hereby authorized by Merchant to charge the amount of daily chargebacks and fees i) against each day's sales transactions ii) against any reserves; or iii) by making an ACH debit in accordance with Section 20. All amounts due Processor under this Agreement shall be paid without set-off or deduction, and shall be due from Merchant as of the date Processor originates an ACH debit transaction record to Merchant's Account. Any fees not collected from Merchant by Processor when due shall bear interest at 1 percentage point per month but in no event more than the highest rate permitted by law. The acceptance by Processor, Processor's affiliate or other financial institution of Merchant's closing (or termination of) its Account shall not constitute a mutually agreed upon termination of this Agreement. Without limiting the generality of any other provision of this Agreement, Processor and/or Member Bank are hereby authorized by Merchant to charge amounts due under this Agreement i) against each day’s sales transactions ii) against any reserve; or iii) by making an ACH debit to Merchant’s Account. 20. Reserve; Letter of Credit. As a specifically bargained for inducement for Processor to enter into this Agreement with Merchant, Processor at its option reserves the right to i) establish from amounts payable to Merchant hereunder, and/or cause Merchant to pay to Processor, a reserve of funds satisfactory to Processor to cover actual or anticipated fees, liabilities, chargebacks, returns and any other applicable assessments incurred or expected to be incurred by Processor or Member Bank related to the Services provided to Merchant; and/or ii) require Merchant to establish an irrevocable standby letter of credit, including additional and/or replacement letters of credit if required by Processor, with a beneficiary designated by Processor, and which are issued from a financial institution other

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than Member Bank or any of its affiliates, that is acceptable to Processor, in a format, with an expiration date, and in an amount acceptable to Processor in its sole discretion. In the event Merchant fails to establish, for any reason whatsoever, a reserve and/or a letter of credit as required above, Processor shall have all of the rights and remedies available to Processor in this Agreement, including but not limited to exercising the rights and remedies of Processor in Section 13. In the event Processor exercises its right to establish a reserve or require a letter of credit pursuant to this Section, Merchant may, subject to the following provisions, terminate the Agreement upon 30 days advance written notice to Processor provided Processor receives such written notice from Merchant of its intention to so terminate within 90 days of the date on which Processor establishes the reserve or requires the letter of credit. Upon Processor's receipt of Merchant's written notice pursuant to the immediately preceding sentence, Processor may, at its option, return the reserve to Merchant or waive the requirement for a letter of credit, and, in the event Processor elects to return the reserve to Merchant or waive the requirement for a letter of credit, Merchant shall not have the right to terminate this Agreement pursuant to this Section and this Agreement shall remain in full force and effect notwithstanding Merchant's written notice to terminate. Merchant shall not sell, assign, transfer or encumber all or any part of its interest in the reserve account, if any, or any present or future rights under this Agreement, including but not limited to, Merchant’s right to receive any payments or funds. Neither Processor nor Member Bank shall be obligated to honor any such purported attempt to sell, assign, transfer or encumber such interest, rights, payments or funds unless both Processor and Member Bank consent in writing. In the event Merchant breaches this paragraph, then, in addition to any other rights and remedies Processor may have under this Agreement and otherwise, Processor shall have the right, at its option, to withhold any or all funds or payments which would otherwise be payable to Merchant under this Agreement until it shall have received instructions concerning the disposition of such payments or funds, satisfactory in form and substance to Processor and signed by both Merchant and any purported assignee. Merchant shall indemnify Processor and hold it harmless from and against any and all claims, liabilities and damages which may be asserted against Processor by any purported assignee or any other person arising out of Merchant’s purported sale, assignment, transfer or encumbrance of all or any of Merchant’s present or future rights under this Agreement. In the event Merchant’s sales transactions (“Daily Proceeds”) after charge backs, refunds, reserve withholdings, fees, and settlement payments for any given fiscal day are less than zero ($0), the Overdraft Fee in Schedule A will be charged to Merchant. Processor may fund overdrafts, liabilities and/or reserve deficits by initiating deductions from Merchant's subsequent Daily Proceeds. If such collections are inadequate, Processor may, at its option, obtain the required sums by directing Member Bank to make an ACH debit from Account or reserve account. In addition, Processor may i) require that Merchant make a wire transfer to the Account within one (1) banking business day of notice; ii) collect under any guaranty; iii) make set-offs against any obligations owed by Processor to Merchant or any of its affiliates; and iv) take any other action authorized by law. Neither Processor nor Member Bank is obligated to process refunds or chargebacks that will cause an overdraft. 21. Indemnification. A. Subject to the other limitations, terms and conditions of this Agreement, Processor shall indemnify, defend, and hold harmless Merchant, and its directors, officers, employees, affiliates and agents from and against all third party proceedings, claims, losses, damages, demands, liabilities and expenses whatsoever, including all reasonable legal and accounting fees and expenses and all reasonable collection costs, incurred by Merchant, its directors, officers, employees, affiliates and agents to the extent resulting from or arising out of Processor's gross negligence, or willful misconduct. B. Merchant shall indemnify, defend, and hold harmless Processor, and its directors, officers, employees, affiliates and agents from and against all proceedings, claims, losses, damages, demands, liabilities and expenses whatsoever, including all reasonable legal and accounting fees and expenses and all reasonable collection costs, incurred by Processor, its directors, officers, employees, affiliates and agents resulting from or arising out of the Services in this Agreement, Merchant’s processing activities, the business of Merchant or its customers, any sales transaction acquired by Processor, any noncompliance with the Operating Regulations (or any rules or regulations promulgated by or in conjunction with the Associations) by Merchant or its agent (including any Merchant Supplier), any Data Incident, any infiltration, hack, breach, or violation of the processing system of Merchant, its Merchant Supplier, or any other third party processor or system, or by reason of any breach or nonperformance of any provision of this Agreement on the part of the Merchant, or its employees, agents, Merchant Suppliers, or customers. C. The indemnification of each party shall survive the termination of the Agreement. The indemnified party shall (i) provide prompt written notice of any claim to the indemnifying party; (ii) cooperate with all reasonable requests of the indemnifying party; and (iii) surrender exclusive control of the defense and settlement of any third party claim to the indemnifying party provided that the indemnifying party will obtain the indemnified party’s written consent prior to agreeing to any settlement or agreement that requires the indemnified party to make any admission of fault or to pay any amounts in connection with such settlement or agreement that are not fully paid for by the indemnifying party. The indemnified party shall not unreasonably withhold or delay any consent required under this Section. The indemnified party may elect to participate in the action with an attorney of its own choice at its own expense. 22. Review of Settlement Activity and Reports; Notice of Failure by Processor. Reports are provided online by Processor for each fiscal day’s activity by 10:00 AM ET the next calendar day and include an accounting for each currency with supporting detail of transaction activity, Daily Proceeds, reserves and funds transfers for transaction settlement services. Reports will be available for download on the online reporting tool for period of 14 months from the date of issue. Reports shall be upgraded, enhanced and/or modified by Processor in its sole discretion. Merchant agrees that it shall review all reports, notices, and invoices prepared by Processor or its agent and made available to Merchant, including but not limited to reports, notices, and invoices provided via Processor’s online reporting tool. Processor reserves the right to send some or all of the reports and/or invoices and/or notices of any pricing changes permitted under this Agreement via communication methods utilized as components of its Service Delivery Process which method Processor may change from time to time with notice via Processor’s Service Delivery Process. Merchant expressly agrees that Merchant's failure to notify Processor that Merchant has not received any settlement funds within 5 business days from the date that settlement was due to occur, or fails to reject any report, notice, or invoice within 30 business days from the date the report or invoice is made available to Merchant, shall constitute Merchant's acceptance of the same. In the event Merchant believes that Processor has failed in any way to provide the Services, Merchant agrees to provide Processor with written notice, specifically detailing any alleged failure, within 30 days of the date on which the alleged failure first occurred. 23. Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to conflicts of law provisions. The parties hereby consent and submit to service of process, personal jurisdiction, and venue in the state and federal courts in Cincinnati, Ohio or Hamilton County, Ohio, and select such courts as the exclusive forum with respect to any action or proceeding arising out of or in any way relating to this Agreement, and/or pertaining in any way to the relationship between Merchant and Processor. MERCHANT AND PROCESSOR HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY MATTER UNDER, RELATED TO, OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED HEREBY. 24. Limit of Liability; Force Majeure. A. EXCEPT FOR THOSE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, PROCESSOR DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MERCHANT HEREBY ACKNOWLEDGES THAT THERE ARE RISKS ASSOCIATED WITH THE ACCEPTANCE OF CARDS AND MERCHANT HEREBY ASSUMES ALL SUCH RISKS EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN. B. Without limiting the foregoing, neither party shall be liable for lost profits, lost business or any incidental, special, consequential or punitive damages (whether or not arising out of circumstances known or foreseeable by the other party) suffered by such party, its customers, or any third party in connection with the Services provided hereunder. However, nothing in the foregoing sentence is in any way intended, and shall not be construed, to limit (i) Merchant's obligation to pay any fees, assessments or penalties due under this Agreement, including but not limited to those imposed by telecommunications services providers, VISA, MasterCard and/or Other Networks; or (ii) any damages due from Merchant related to an early termination of this Agreement; or (iii) any damages due from Merchant related to the failure by Merchant to exclusively receive the Services from Processor to the extent required by the Agreement, and/or (iv) Merchant’s obligation to indemnify Processor pursuant to Section 21. In no event shall Processor be liable for any damages or losses (i) that are wholly or partially caused by the Merchant, or its employees, agents, or

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Merchant Suppliers that should have been reported to Processor pursuant to Section 22, (ii) that first occurred, whether or not discovered by Merchant, more than 30 days prior to Processor's receipt of written notice from Merchant or (iii) that were caused due to errors in data provided by Merchant to Processor. C. Processor's liability related to or arising out of this Agreement shall in no event exceed an amount equal to the lesser of (i) actual monetary damages incurred by Merchant or (ii) fees paid to and retained by Processor for the particular Services in question for the three calendar months immediately preceding the date on which Processor received a written notice from Merchant detailing Processor's material nonperformance under this Agreement. For avoidance of doubt, the cap on Processor’s liability set forth in the immediately preceding sentence will not limit Processor’s obligation to settle funds due to Merchant under this Agreement. D. Processor shall not be deemed to be in default under this Agreement or liable for any delay or loss in the performance, failure to perform, or interruption of any Services to the extent resulting from a Force Majeure Event. Upon such an occurrence, performance by Processor shall be excused until the cause for the delay has been removed and the Processor has had a reasonable time to again provide the Services. No cause of action, regardless of form, shall be brought by either party more than 1 year after the cause of action arose, other than one for the nonpayment of fees and amounts due Processor under this Agreement. Any restriction on Processor’s liability under this Agreement shall apply in the same manner to Member Bank. In the event that Merchant has a claim against Member Bank in connection with the Services provided under this Agreement, Merchant shall proceed against Processor (subject to the limitations and restrictions herein), and not against Member Bank, unless otherwise specifically required by the Operating Regulations. 25. Controlling Documents. This Agreement (including all addenda and schedules and exhibits hereto and all documents and materials referenced herein) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, and sets forth the complete and exclusive agreement between the parties with respect to the Services and, unless specifically provided for herein, other services are not included as part of this Agreement. If there is a conflict between the Bank Card Merchant Agreement and an addendum or schedule or exhibit hereto, the addendum or schedule or exhibit shall control. If there is a conflict between the Rules Summary and this Agreement, the Rules Summary shall control. If there is a conflict between Operating Regulations and this Agreement, the Operating Regulations shall control. If there is a conflict between the Operating Regulations and the Rules Summary, the Operating Regulations shall control. 26. Regulatory Remedial Right. Processor may suspend or cease providing any Service in this Agreement if: (i) in Processor’s reasonable opinion, such Service, or the business of Merchant, violates or would violate the Operating Regulations, or any federal, state or local statute or ordinance, or any regulation, order or directive of any governmental agency or court; (ii) Merchant is accused by any federal, state or local jurisdiction of a violation of any applicable statute or ordinance or any regulation, order or directive of any governmental agency or court, or if Processor reasonably believes, based upon the opinion of its legal counsel, that Merchant may be in violation of any of the foregoing; and/or (iii) in Processor’s reasonable opinion, Merchant’s activities may result in increased regulatory scrutiny or reputational harm. Processor may also suspend or cease providing any Service in this Agreement to Merchant if directed to do so by Member Bank. Should Merchant not process sales transactions through Processor's system for a period of 1 year or more, Processor may remove Merchant from Processor’s systems without notice, without relieving Merchant from any of Merchant's obligations under this Agreement. 27. Conversion; Deconversion. Merchant shall take all necessary steps to, and shall, promptly convert to Processor’s system for the Services in this Agreement not later than 90 days after the execution of this Agreement by Processor. Processor agrees that it shall not charge Merchant for Processor’s standard and customary internal testing and conversion preparation only, in connection with Merchant’s initial conversion to Processor’s system at the commencement of this Agreement, and as determined by Processor in its sole reasonable discretion. The foregoing shall not be deemed to limit Merchant’s obligation to pay any third party fees and expenses incurred by Processor in connection with Merchant’s conversion, which shall remain the sole responsibility of Merchant. Merchant agrees to be responsible for all direct and indirect costs (including but not limited to those incurred by Processor, its affiliates and/or agents) in connection with and/or related to Merchant's conversion from Processor at the termination of this Agreement and/or related to any conversion or programming effort affecting the Services after Merchant's initial conversion to Processor. 28. Confidential Information. A. Confidential Information Supplied by Processor. Merchant acknowledges that Processor will be providing Merchant with certain confidential information, including but not limited to, this Agreement, third party audit reports, and information relating to the finances, systems, methods, techniques, programs, devices and operations of Processor and/or the Associations. Merchant shall not disclose any such confidential information to any person or entity (other than to those employees and Merchant Suppliers of Merchant who participate directly in the performance of this Agreement and need access to such information). Without limiting the foregoing, Merchant agrees that it will fully comply with any and all confidentiality and security requirements of the USA Patriot Act (or similar law, rule or regulation), VISA, MasterCard, Discover, and/or Other Networks. B. Confidential Information Supplied by Merchant. Processor acknowledges that Merchant will be providing Processor with certain confidential information, including information relating to the methods, techniques, programs, devices and operations of Merchant. Such confidential information does not include transaction information which has been de-identified or aggregated. Processor will not disclose confidential and proprietary information about Merchant to any person or entity (other than to those employees and agents of Processor who participate directly in the performance of this Agreement and need access to such information). Merchant acknowledges receipt of the Worldpay, LLC privacy notice (“Privacy Notice”). Merchant should direct any questions or requests for another copy of the Privacy Notice to a Processor customer service representative or Merchant’s primary relationship manager, if applicable. Notwithstanding anything to the contrary in the Privacy Notice or this Agreement, Processor may use, disclose, share, and retain any information provided by Merchant and/or arising out of the Services, during the term and thereafter,: (a) with Merchant's franchisor, Merchant's franchisee(s), association(s) to which Merchant belongs and/or belonged as of the commencement of this Agreement, (b) with any affiliate of Merchant; (c) in response to subpoenas, warrants, court orders or other legal processes; (d) in response to requests from law enforcement agencies or government entities; (e) to comply with applicable laws or regulations; (f) with Processor’s affiliates, partners and agents; (g) to perform analytic services for Merchant, Processor and/or others including but not limited to analyzing, tracking, and comparing transaction and other data to develop and provide insights for such parties as well as for developing, marketing, maintaining and/or improving Processor’s products and services; and/or (h) to offer or provide the Services hereunder. C. Miscellaneous. The parties acknowledge that the injury that would be sustained by the party disclosing information as a result of the violation of this Section 28 cannot be compensated solely by money damages, and therefore agrees that the disclosing party shall be entitled to seek injunctive relief and any other remedies as may be available at law or in equity in the event of a violation of the provisions contained in this Section 28. The restrictions contained in this Section 28 shall not apply to any information which becomes a matter of public knowledge, other than through a violation of this Agreement or other agreements between the parties. D. Publicity. Merchant and Processor agree that they will work together to issue a mutually agreeable joint press release after the execution of this agreement and/or after the conversion of Merchant to Processor’s Services. In any event, Merchant acknowledges and agrees that Processor may make public the execution of this Agreement by Merchant and/or any of Merchant’s affiliates, and/or the Services that may be or have been provided under the Agreement. Merchant agrees that Processor may include Merchant’s name and logo on a list of Processor’s customers, which may be made public. Merchant agrees that, upon Processor’s request, Merchant will provide testimonial information related to the Services received by Merchant hereunder. 29. Financial Statements. If at any time Merchant is not a publicly traded company, Merchant shall provide Processor with an audited financial statement for Merchant's most recent fiscal year end and/or quarterly financial statements prepared and certified by Merchant's chief financial officer within 15 days of Processor’s request therefore. 30. No Waiver. If either party waives in writing an unsatisfied condition, representation, warranty, undertaking or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the other party in respect of the matter or matters so waived. Except as otherwise specifically provided for in this Agreement, the failure of any party to promptly enforce its rights herein shall not be construed to be a waiver of such rights unless agreed to in writing. Any rights and remedies specifically provided for in any addendum or schedule or exhibit are in addition to those rights and remedies set forth in this Agreement and/or available to Processor at law or in equity. 31. Compliance with Law.

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Merchant represents and warrants to Processor that it will comply with all applicable federal, state and local laws and regulations in connection with Merchant’s receipt of the Services and/or applicable to Merchant’s business operations. Processor will comply with federal, state and local laws and regulations applicable directly to Processor in its provision of the Services. 32. Security, Data Incidents. Merchant will be solely responsible for the security, quality, accuracy, and adequacy of all transactions and information supplied hereunder, and will establish and maintain adequate audit controls to monitor the security, quality, maintenance, and delivery of such data. Without limiting the generality of the foregoing, Merchant represents and warrants to Processor that it has implemented and will maintain secure systems for maintaining and processing information and for transmitting information to Processor. Processor shall have no liability whatsoever for the security or availability of any communications connection used in connection with the Services provided hereunder. Merchant acknowledges that Processor is responsible only for the security of its own proprietary systems, and not for the systems of any third party, including without limitation any Merchant Supplier of Merchant. Merchant shall notify Processor immediately if Merchant becomes aware of or suspects a Data Incident. Merchant agrees to fully cooperate with Processor and any Association with respect to any investigation and/or additional requirements related to a suspected Data Incident. 33. Audits. At any reasonable time upon reasonable notice to Merchant, Merchant shall allow auditors, including the auditors of any Association or any third party designated by Processor or the applicable Association, to review the files held and the procedures followed by Merchant at any or all of Merchant’s offices or places of business. Should Processor conduct an audit which is not required by the Operating Regulations or is not requested by an Association, such audit will be at Processor’s sole expense; otherwise the audit shall be at Merchant’s expense. Merchant will assist such auditors as may be necessary for them to complete their audit. In the event that a third-party audit is requested by an Association, and/or required by the Operating Regulations, Processor may, at its option, and at Merchant’s sole expense, either retain a third party to perform the audit, or require that Merchant directly retain a specific third party auditor. If Processor requires that Merchant directly retain the auditor, Merchant shall arrange immediately for such audit to be performed, and will provide Processor and the Associations with a copy of any final audit report. 34. System Requirements and Upgrades. Merchant agrees that the Services shall be provided in accordance with Processor's then current systems, standards and procedures and that Processor shall not be required to perform any special programming, to provide any special hardware or software or to implement any other system, program or procedure for Merchant. Unless otherwise agreed in writing by Processor, all sales transaction, settlement and other data and information used in connection with the Services shall be provided to Processor in Processor's then current data formats and by means of Processor's then current telecommunications configurations and protocols. Processor may make changes in the Services based upon, but not limited to, technological developments, legislative or regulatory changes, or the introduction of new services by Processor. Merchant shall comply with all time deadlines, equipment and software maintenance and upgrading requirements to the extent required by the Associations and/or Operating Regulations. Merchant shall use best efforts to comply with all other time deadlines, equipment and software maintenance and upgrading requirements which Processor may reasonably impose on Merchant from time to time. 35. Title to the Services. Merchant agrees it is acquiring only a nontransferable, non_exclusive right to use the Services. Processor shall at all times retain exclusive title to the Services, including without limitation, any materials delivered to Merchant hereunder and any invention, development, product, trade name, trademark, service mark, software program, or derivative thereof, developed in connection with providing the Services or during the term of this Agreement. 36. Limited Acceptance. If so indicated below, Merchant acknowledges and agrees that it wishes to be a Limited Acceptance merchant, which means that Merchant has elected to accept only certain VISA/MasterCard card types as indicated below, or via later notification. Merchant further acknowledges and agrees that Processor has no obligation other than those expressly provided under the Operating Regulations and applicable law as they may relate to limited acceptance and that Processor’s obligations do not include policing card types at the point of sale. As a Limited Acceptance Merchant, Merchant will be solely responsible for the implementation of its decision for Limited Acceptance. Merchant will be solely responsible for policing, at the point of sale, the card type(s) of transactions it submits for processing by Processor. Should Merchant submit a transaction for processing for a card type it has indicated it does not wish to accept, Processor may process that transaction and Merchant will pay the applicable fees, charges, and assessments associated with that transaction. For Merchant’s convenience, a general description of VISA/MasterCard card types are: a. Consumer Credit - a consumer credit card issued by a U.S. Issuer or a commercial credit card issued by a non-U.S. Issuer; this category does not include VISA or MasterCard branded signature-based debit cards. b. Consumer Debit - a VISA or MasterCard branded signature-based debit card (including certain stored-value and prepaid cards). c. Commercial - a VISA or MasterCard branded credit card issued by a U.S. Issuer that bears the descriptive term “Business Card”, “Corporate Card”, “Purchasing Card”, “Fleet Card”, or similar descriptive term indicated pursuant to the Operating Regulations. Only if checked below, Merchant wishes to be a Limited Acceptance Merchant, which means that Merchant will accept only the VISA/MASTERCARD card types indicated below: ? VISA Credit Cards ? VISA Debit Cards (signature based) ? MasterCard Credit ? MasterCard Debit Cards (signature based) 37. Security Interest. This Agreement will constitute a security agreement under the Uniform Commercial Code. Merchant grants to Processor a security interest in all accounts owned or controlled by Worldpay at Member Bank that are funded with settlement amounts, including the Reserve Account, and the proceeds thereof (collectively, the “Secured Assets”), to secure all of Merchant's obligations under this Agreement. With respect to such security interest, Processor will have all rights afforded under the Uniform Commercial Code, any other applicable law, and in equity. In addition to the security interest in the Secured Assets, Processor shall have a contractual right of setoff against the Secured Assets. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action by Processor or notation in the Processor’s records, although Processor may enter such set off on its books and records at a later time. Merchant warrants and represents that no other person or entity has a security interest in the Secured Assets. If a bankruptcy proceeding is filed by or against Merchant under the Bankruptcy Code (whether the petition is filed voluntarily and/or involuntarily), it waives any applicable protection related to the automatic stay provisions of 11 U.S.C. §362 (or any replacement section) and consents to an appropriate reserve of funds being established between the parties pursuant to this Agreement or by Court Order. 38. Modification of Agreement. Except as provided in this Agreement, this Agreement including any addendum or schedule or exhibit hereto shall only be modified or amended by an instrument in writing signed by Merchant and Processor. Any changes, additions, stipulations or deletions, including lining out, by Merchant, except where indicated by a space to be filled in (e.g., the space for Merchant’s name and address), shall not be deemed to be agreed to or binding upon Processor unless agreed to in writing in the form of an amendment signed by each party hereto. Merchant agrees that Processor may amend this Agreement upon notice to Merchant if such amendment is a requirement of applicable law or an Association. 39. Headings and Construction. The headings used in this Agreement are inserted for convenience only and will not affect the interpretation of any provision. Merchant and Processor each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document. 40. Authorization. Each of the parties hereto represents and warrants on behalf of itself that it has full power and authority to enter into this Agreement; that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or partnership or other appropriate authorizing actions; that the execution, delivery and performance of this Agreement will not contravene any applicable by_law, corporate charter, operating agreement, partnership or joint venture agreement, law, regulation, order or judgment; that execution, delivery and performance of this Agreement will not contravene any provision or constitute a default under any other agreement, license or contract which such party is bound; and, that this Agreement is valid and enforceable in accordance with its terms. 41. Counterparts. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Confidential Page 6 of 11 BCMA —SlideBelts, Inc..r0

42. Facsimile and Electronic Signatures. Merchant and Processor agree that electronic signatures will have the same legal effect as original (i.e. ink) signatures and that an electronic, scanned, facsimile, or duplicate copy of any signatures will be deemed an original may be used as evidence of execution. 43. Member Bank. The Processor and Member Bank may jointly or individually assert or exercise any rights or remedies provided to Processor and Member Bank hereunder. Processor and Member Bank reserve the right to allocate the duties and obligations assigned hereunder to Processor between themselves, as they deem appropriate in their sole discretion. Member Bank has certain obligations to Merchant pursuant to the Operating Regulations. In the event of any conflict between this Agreement and the Operating Regulations on the subject of Member Bank’s obligations, the Operating Regulations shall control. Processor is party to an agreement with Member Bank and under such agreement is authorized to provide the services described herein. This Agreement shall be deemed accepted by Member Bank as of the date the first transaction is acquired under this Agreement. As of the commencement of this Agreement, Member Bank shall be Fifth Third Bank, an Ohio banking corporation, located in Cincinnati, OH. The Member Bank may delegate certain or all of its duties to an affiliate of the Member Bank at any time, without notice to Merchant. The Member Bank may be changed, and its rights and obligations assigned to another party by Processor at any time without notice to Merchant. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers as of the dates set forth below. WORLDPAY, LLC Signature: Name: Title: Date: SlideBelts, Inc.: Signature: Name: Title: Date:

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Schedule A – Merchant Price Schedule

Current Payment Types:	Settlement Service:
Visa	Purchased
MasterCard	Purchased
American Express	Conveyed
Discover	Purchased

Purchasing Currency	Settlement Currency	Merchant Domicile	Acquirer	Settlement Bank
US Dollars	US Dollars	USA	Fifth Third Bank	Fifth Third Bank
US Dollars				

Detailed Acquirer Information:
Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, OH 45263

Annual Volume Estimates:
Average $ Sale Transaction:$1,000.00
Annual # Sale Transaction: 5,000
Annual # Refund Transactions: 0
Annual # Chargeback Transactions: 0

Included	All Included & Excluded Operating Entities
Yes	SlideBelts, Inc.

NETWORK FEES

Merchant agrees to pay Processor all then current fees, fines, assessments, loss allocations, and penalties as imposed by the Associations as function of Merchant's action, inaction, or sponsor ship to the Associations, whether incurred by Merchant, Processor, Member Bank, its affiliates and/or agents. The interchange and other fees set forth in this agreement or on respective Network websites are, or were, in effect but are subject to change and to surcharges by the applicable Association with such changes and/or surcharges effective as determined by such organizations. Merchant acknowledges that Processor rounds interchange and other fees and amounts in accordance with its standard practice. Each sales transaction is evaluated separately by the applicable Association to determine the qualifying interchange and other fees. If for any reason any sales transaction submitted on behalf of the Merchant fails to qualify for the lowest interchange or other fees, Processor may charge Merchant for any incremental fees or expenses in accordance with Operating Regulations. Sales transactions occurring at Merchant's locations outside the United States (when supported by Processor at its sole discretion) are subject to additional charges as imposed by the applicable Association which shall be assessed to Merchant pursuant to Operating Regulations and interchange charts.

OTHER SERVICES Per the Agreement or Quoted

In the event Merchant rents or purchases any equipment from Processor in connection with the Services, Merchant agrees to abide by all the terms and conditions of Processor's standard Equipment Addendum which is incorporated herein if applicable. The parties acknowledge that the Bank Card Merchant Agreement between them, as supplemented by this and other schedules, Addenda and/or Exhibits, set forth the complete and exclusive agreement between the parties with respect to the Services provided.

Processing Fees:		Note
Per Electronic Authorization:	$0.0500	
Per Electronic Authorization Reversal:	$0.0200	
Per Voice Authorization:	$0.6500	
Per Voice Address Verification:	$1.7500	
Per Purchased Refund Transaction:	$0.0500	
Per Chargeback Request or Return Processed:	$15.0000	
Risk Non-Compliance Fee:*	$15.0000	
Per Retrieval Request Processed:	$15.0000	
Per Representment Processed:	$15.0000	
Per Compliance Case:	$15.0000	
Per Pre-Arbitration Case:	$15.0000	
Per Arbitration Case:	$15.0000	
% Gross Purchased Sales:	2.0000%	
Per Fiscal Day Overdraft Fee:	$75.0000	
Per ACH Credit/Debit Funds Transfer:	$2.5000	
Per Wire Funds Transfer:	$10.0000	
iQ Reporting & Analytics		
iQ User Access: Monthly iQ Fee - By User: ±	$50.0000	
Vault Processing Fees		
Per Token Registration:	$0.0500	
Per Token bulk extraction:	$0.0500	
Digital Enablement Fee - 1.5bp on the processing volume		

Notes Related to Processing Fees:
± Includes 2 free users of the system.
* assessed in the event that Merchant's chargeback rate exceeds Processor's thresholds defined at or over 1% in a calendar month.

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Schedule B - Merchant Value-Added Services This addendum reflects optional services that are not part of Schedule A within the Agreement, but which provide additional value to Merchant’s business (“Value-Added Services”) above and beyond Processor’s core products. The Value-Added Services are offerings to which Merchant may opt-in at will. For avoidance of doubt, if there are any discrepancies between this addendum and the Agreement, this addendum shall control, and the terms and conditions included in this addendum can only be changed upon the written consent of both Processor and Merchant. The parties agree as follows: 1. Definitions: Fraud Screen: An automated process provided by Processor wherein certain submitted authorizations are evaluated for potential fraud per Merchant definable criteria. Some authorizations may be declined as a result. 2. Pricing: The following pricing shall apply to the Value-Added Services: Pricing: Fraud Toolkit * Per Authorization Submitted to Fraud Screen Essential: $0.0400 Extended (Essential + Extended): $0.07 Premium (Essential + Extended + Premium): $0.1200 Data Security Service ? eProtect Request Fee: $0.0500 eProtect Enhanced - Card Security Code: $0.0500 Notes Related to Pricing ? See Paragraph 6 below for definition of this service. * Merchant’s use of this service is subject to the terms set out in paragraph 7 below. 3. Opt-Out and Changes to Value-Added Services: Upon thirty (30) days written notice to Merchant, Processor may alter or discontinue any or all of the Value-Added Services, including but not limited to changing the price(s) or the feature functionality set(s). Upon written notice to Processor, Merchant shall have the immediate right to opt-out of the use of any or all of the Value-Added Services at any time. A decision to opt-out shall be the exclusive remedy of Merchant with regard to a change in the Value-Added Services and opting out of the Value-Added Services shall not be considered an Event of Default. 4. Termination: Notwithstanding Section 13 (Default) of the Agreement, should Processor determine, in its sole discretion that a breach of this Value-Added Services addendum by Merchant leads to or has the potential to lead to a breach of the Agreement, Processor shall have the option to immediately cease providing the Value-Added Services and/or to terminate the Agreement per the applicable terms of the Agreement. 5. No Warranty: In accordance with Section 24 (Limit of Liability; Force Majeure) of the Agreement, the Value-Added Services are provided “as is.” Processor provides no express or implied warranties with respect to the Value-Added Services, including without limitation the implied warranties of merchantability or fitness for a particular purpose. 6. Card Not Present eCommerce Data Security Service. Processor offers a number of different security products, tools and services including, but not limited to the Card Not Present eCommerce Data Security (collectively referred to as “Security Services”). The Merchant may utilize any or all individual Security Service products as a means to address some of the risks associated with accepting, transporting and storing cardholder data within and throughout their environment. Merchant will be billed based on product usage and/or as otherwise set forth in the Agreement. Processor may utilize and/or license technology from third parties as part of providing Security Services. In addition, all or portions of the Security Services may be directly or indirectly provided by third parties to Merchant. Merchant agrees that it shall not acquire any interest in (ownership, intellectual property or otherwise) any of the third party provider software used by Processor to provide the Security Services. Merchant shall not, and shall have no right to, own, copy, distribute, sub-lease, sub-license, assign or otherwise Confidential Page 9 of 11 BCMA —SlideBelts, Inc..r0 SlideBelts, Inc.

transfer any portion of such third party provider software used to provide the Security Services or any materials provided by Processor or to modify, decompile, or reverse engineer any such software, materials, or the Services.

The provision of and use of Security Services shall not limit either party's duties and obligations contained in the Agreement. The benefit of using the Security Services depends on the Merchant's environment, the combination of services chosen by the Merchant, and how the services are implemented within the Merchant's environment. Merchant bears all risk and responsibility for conducting Merchant's own due diligence regarding the fitness of Security Services for a particular purpose and ensuring that the solution is implemented in alignment with security standards, applicable law, the Operating Regulations, and Processor's best practices and guidelines. Merchant acknowledges that access to certain Security Services may require the use of, or upgrading of certain terminals and/or equipment or changes to transaction processing message specifications at Merchant's sole expense. Not all equipment supports Security Services. Processor does not warrant or guaranty that use of the Security Services, in itself, will: (i) result in Merchant's compliance with Operating Regulations and/or applicable law; (ii) prevent any unauthorized breaches of Merchant's terminals, systems or facilities; or (iii) be uninterrupted or error-free.

The Card Not Present eCommerce Data Security Service (i.e. eProtect) is a two part service designed to (i) capture card data information from a given webpage using embedded Card Not Present eCommerce Data Security technology, and (ii) submitting the card data to a Processor hosted Card Not Present eCommerce Data Security server to exchange the card data for a Registration ID / Low Value Token before the data is transmitted back to the Merchant's eCommerce website. Merchant acknowledges and agrees that it shall acquire Card Not Present eCommerce Data Security functionality from the Processor and is responsible for all development effort necessary to embed said technology as appropriate within one or more Merchant web pages. Information protected by the Card Not Present eCommerce Data Security Service includes Primary Account Number (PAN) Data and/or Sensitive Authentication Data (CVV2, CVC) manually entered into any webpage that includes embedded Card Not Present eCommerce Data Security technology. The resulting Registration ID / Low Value Token must subsequently be submitted to the Processor's processing systems within a configurable timeframe to facilitate the exchange of the Registration ID / Low Value Token for a High Value, Multi-Use Tokenization (see Tokenization Service). Merchant acknowledges that provision of the Card Not Present eCommerce Data Security services to Merchant is subject to Merchant completing integration and certification efforts with Processor.

7. **Fraud Toolkit:** Merchant's use of this service is subject to the below terms:

Definitions:

Service: ThreatMetrix, Inc., a Delaware corporation ("ThreatMetrix"), provides device identification, device scoring, device reputation, and data analytics services ("Services"). In addition, ThreatMetrix and Processor have entered into an agreement for ThreatMetrix to provide to Merchant and Processor's merchants the Activation, Training, and Configuration services (the "Professional Services").

Use Limitations: The Service analyzes the activities and other attributes of a device used in a transaction, and provides information and a rating score based on the data analyzed and the defined business policies. The Service provides information as to whether the device contains attributes which correlate to a device(s) used in a fraudulent transaction, but does not determine the eligibility of Merchant's customer (or any other individual) for credit. Merchant acknowledges and agree that the reports generated by the Service (the "Device Reports"), are not considered consumer reports subject to the federal Fair Credit Reporting Act ("FCRA"). Merchant represents that it will not use the Service for making credit eligibility decisions or for any other permissible purpose listed in section 604 of the FCRA (15 U.S.C. 1681b). In addition, Merchant shall not, and shall not permit any employee or third party to: (a) copy all or any portion of any materials; (b) decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) the Service or any portion thereof, or determine or attempt to determine any source code, algorithms, methods, or techniques used or embodied in the Service (c) modify, translate, or otherwise create any derivative works based upon the Service; (d) distribute, disclose, market, rent, lease, assign, sublicense, pledge, or otherwise transfer the Service in whole or in part, to any third party; or (e) remove or alter any copyright, trademark, or other proprietary notices, legends, symbols, or labels appearing on the Service. Merchant shall not: (i) interfere with or disrupt the integrity or performance of the Service or the data contained therein; or (ii) attempt to gain unauthorized access to the Service or its related systems or networks. Merchant will provide such attribute information, including but not limited to user service data, IP addresses, anonymous device information, machine learning data, user data pre-existing or brought into the system by Processor, device scores, transaction history, any corollaries, associations and conclusions, ("Attribute Information") to Processor. Merchant also will take such actions as may be legally and technically necessary to allow Processor to collect the attribute information Merchant decides to receive in connection with providing the Service.

Ownership: Merchant acknowledges that this Agreement does not and shall not be construed to convey any ownership or other rights not otherwise expressly provided herein. Specifically, Processor shall own all right, title and interest, including all related intellectual property rights, in and to the Attribute Information.

Professional Service Offerings: Professional Service Offerings are optional services that Merchant may elect to utilize. Should Merchant elect to do so, the pricing below shall apply:

OPTIONA L	DESCRIPTION	Pricing
	Setup (One-time)	
Custom Configuration Setup Fee (Required for Extended & Premium)	▪ Activation of a higher level of service to allow merchant to customize fraud configuration. ▪ Access to ThreatMetrix web portal to monitor transactions and configure fraud rules; includes relevant training. ▪ A one-time rule optimization after launch with the goal of minimizing fraud while maximizing good sales ▪ Transaction Review: A review of Merchant specific data. ▪ Rule Suggestions – Provide suggestions to create/modify rules based on the data that is reviewed to eliminate additional fraud.	$5,000.00 (one-time fee)
	Setup (Annual)	
Masked Profiling (Optional)	▪ This Service option is available if Merchant wants to reduce the visibility of the profiling code required for implementing Advanced Fraud Tools by allocating a dedicated subdomain and hosting an SSL certificate for a merchant's subdomain. This is also required should the merchant opt to incorporate Advanced	$1,500.00 (annual)

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BCMA --SlideBelts, Inc .r0 SlideBelts, Inc.

	Fraud Toolkit into their native mobile apps. ▪ For further details on SSL Certificate hosting, please refer to below paragraph labeled "SSL Certificate Hosting"	
Rule Optimization (As-Needed)		
Rules Optimization Service (Optional)	▪ A per review rule optimization after launch with the goal of minimizing fraud while maximizing good sales. ▪ Transaction Review: A review of Merchant specific data. ▪ Rule Suggestions – Provide suggestions to create/modify rules based on the data that is reviewed to eliminate additional fraud.	$3,000.00 (per instance)

SSL Certificate Hosting: As part of installing the Service and opting for Masked Profiling, Merchant must purchase from a third party provider (a "Certificate Authority") and deliver to Processor, for installation on Processor's' server cluster, a Secure Sockets Layer Certificate to authenticate Merchant's website (a "Certificate"). Merchant represents and warrants that Merchant has all rights necessary to deliver the Certificate to Processor and Processor has the right to install the Certificate on third party server cluster as necessary to provide the Enhanced Profiling service.

Merchant will provide to Processor a list of any information required by the Certificate Authority that may be necessary for Processor to install the Certificate on Processor's server cluster. Any such information provided by Processor constitutes Processor Confidential Information, which Merchant may disclose solely to the Certificate Authority provided that the Certificate Authority is subject to confidentiality restrictions at least as protective as those contained in this Agreement, and such information is sufficiently marked with a legend or similar designation indicating its confidential and proprietary nature.

Merchant understands that if Merchant fails to maintain Merchant license to the Certificate, Merchant customer, or end user, may receive an error notification indicating that the Certificate has expired and the action executed by Merchant customer or end user may not be secure or accurate. Merchant agrees that Merchant has the sole responsibility to maintain the license for the Certificate, and Merchant assumes all risk arising out of or relating to Merchant's failure to maintain the license for the Certificate.

Worldpay, LLC

Signature:____________________________

Name:____________________________

Title:____________________________

Date:____________________________

SlideBelts, Inc.

Signature:____________________________

Name:____________________________

Title:____________________________

Date:____________________________

Confidential Page 11 of 11 BCMA --SlideBelts, Inc .r0 SlideBelts, Inc.